EAGLE ROCK
ENERGY PARTNERS, L.P.

April 7, 2011

Mr. Barry Eddleman
CoreTerra Operating, LLC
2601 West Kentucky
Pampa, TX 79065

Re: Gas Purchase Agreement dated March 1, 2010 between Eagle Rock Field Services, L.P., as buyer, and CoreTerra Operating, LLC (Eagle Rock Contract No. 50190 – Kingsmill/Gray and Contract No. 50191 – Schafer)

Dear Mr. Eddleman:

Two fully executed originals of the referenced agreement are enclosed for your files.

Thank you for your cooperation in completing this agreement.

Very truly yours,

Brenda McAfee

Brenda McAfee
Contract Administration
(281) 408-1270
b.mcafee@eaglerockenergy.com

GAS PURCHASE AGREEMENT

By And Between

Eagle Rock Field Services, L. P.

And

CoreTerra Operating, LLC.

Dated: March 1, 2011

50190

Contract No. 50191

INDEX

GAS PURCHASE AGREEMENT

This Gas Purchase Agreement ("Agreement") is made and entered into as of March 1, 2011 ("Effective Date"), by and between Eagle Rock Field Services, L. P., hereinafter referred to as "BUYER," CoreTerra Operating, LLC., hereinafter referred to as "SELLER". BUYER and SELLER shall each individually be referred to as a "Party" and together as "Parties".

WITNESSETH:

WHEREAS, SELLER owns and/or controls natural Gas produced from wells on lands or leases, including the right to process and sell such Gas; and

WHEREAS, BUYER desires to purchase said Gas from SELLER, and SELLER desires to sell said Gas to BUYER.

NOW THEREFORE, BUYER and SELLER, in consideration of the mutual covenants, promises, and agreements contained herein and for other good and valuable consideration, do hereby agree as follows:

I. GAS PRICE

1.1 **Gas Price.** The price to be paid by BUYER to SELLER for Gas delivered and sold under this Agreement is set forth in Exhibit "A" attached hereto and included herein by this reference.

II. TERM

2.1 **Term.** This Agreement shall be effective as of the Effective Date and shall continue for a term of five (5) years from the date of first sales ("Primary Term"), and Month-to-Month thereafter until terminated, such termination to be effective at the end of said Primary Term (subject to Section 3.2) or at the end of any Month thereafter by either Party giving at least thirty (30) days prior written notice to the other Party, or to be effective as otherwise provided by this Agreement.

III. DEDICATION, EXCLUSIVITY, INITIAL WELLS, INTERCONNECTION AND RECEIPT POINT RATABILITY

3.1 **Dedication.** SELLER hereby commits and dedicates to the performance of this Agreement and for the term hereof, all of its owned or controlled interest in Gas produced from any and all geological formations under the Lands and Leases and/or Wells, except for the reservations of SELLER set forth below at Section 4.1.

3.2 **Interconnection and Receipt Point**. Following execution of this Agreement, and in coordination with SELLER, BUYER shall promptly commence and complete with due diligence at BUYER'S sole cost and expense, the construction of an interconnection between BUYER'S gathering system and SELLER'S gathering system at the Receipt Point defined in Section 15.1.22 and further described in Exhibit "B", as well as measurement

facilities at such Receipt Point. In coordination with BUYER, SELLER shall proceed with due diligence to install or cause to be installed, at SELLER'S sole expense, all facilities upstream of the Receipt Point that are necessary to enable BUYER to make such interconnection and SELLER to deliver Gas under this Agreement at the Receipt Point. All facilities upstream of the Receipt Point will be owned and operated by SELLER or its designee at SELLER'S sole risk and expense. BUYER shall own, install, maintain, and operate the measurement facilities at the Receipt Point at BUYER'S sole risk and expense.

3.3 **Ratability.** If BUYER takes less than the full quantities available at the Receipt Point for any reason, including events of force majeure, BUYER will use commercially reasonable efforts to purchase Gas from SELLER at the Receipt Point ratably with its purchases of similar Gas in compliance with applicable laws and regulations. SELLER may secure a temporary market for all or any portion of the Gas at the affected Receipt Point that BUYER fails or is unable to take, and if SELLER secures said temporary market, SELLER shall give advance notice via telephone, telefax or email to BUYER. BUYER may resume purchases only upon thirty (30) Days' advance written notice as of the beginning of a Month unless otherwise agreed.

3.4 **Initial Receipt Point.** SELLER agrees to proceed with due diligence to install or cause to be installed, at its expense, all facilities upstream of the Receipt Point that are necessary to deliver SELLER'S Gas. All such facilities will be owned and operated by SELLER or its designee at its expense. BUYER shall own, install, maintain, and operate the measurement facilities at the Receipt Point at its sole cost and expense.

IV. RESERVATIONS OF SELLER AND BUYER

4.1 **SELLER's Reservations.**

4.1.1 To retain all liquids and Condensate separated from the Gas by the use of typical volumetric (non-refrigerated) oil and gas separators prior to the delivery of the Gas to BUYER at the Receipt Point specified herein. SELLER shall not process the Gas or allow the Gas to be processed prior to receipt by BUYER hereunder for Processing.

4.1.2 To operate SELLER's oil and gas properties free from control by BUYER as SELLER in SELLER's sole discretion deems advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the oil and gas properties, and to abandon any well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by SELLER to be capable of producing gas in paying quantities under normal methods of operation.

4.1.3 To use gas for developing and operating SELLER's oil and gas properties from which gas may be delivered under this Contract and to fulfill obligations to SELLER's lessors for those properties.

4.1.4 To pool, combine, and unitize any of SELLER's oil and gas properties with other properties in the same field, and to alter pooling, combinations, or units, in which event this Contract will cover SELLER's allocated interest in unitized production insofar as that interest is attributable to the oil and gas delivered under this Contract

4.2 **BUYER's Reservations.**

4.2.1 Processing Rights. Upon delivery and sale of Gas to BUYER at the Receipt Point, SELLER does hereby grant, assign, and convey to BUYER exclusive Processing rights for the recovery of Plant Products for such Gas delivered to BUYER.

4.2.2 Condensate. Condensate recovered by BUYER downstream of the Receipt Point(s) shall belong to BUYER. Title to the Condensate shall pass to BUYER upon its recovery by BUYER and shall be free and clear of all liens, claims, and encumbrances created by, through or under SELLER.

V. QUALITY OF DELIVERED GAS

5.1 The Gas delivered at the Receipt Point shall meet the quality specifications defined in Exhibit "C" attached hereto.

5.2 BUYER shall have the right to either (i) accept Gas that does not conform to such specifications or (ii) refuse delivery of the nonconforming Gas. If BUYER refuses delivery of non-conforming Gas and SELLER elects not to conform such Gas to the quality specifications set forth herein, this Agreement may be terminated with respect to such non-conforming Gas upon thirty (30) days prior notice.

5.3 BUYER's acceptance of Gas that does not conform to quality specifications set forth herein will not constitute a waiver of SELLER's obligation to conform to such specifications in the future, nor a waiver of BUYER's right to refuse delivery of such nonconforming Gas at any time.

VI. DELIVERY, REBUILD AND ALTERATIONS

6.1 **Delivery.** Gas shall be delivered hereunder at the Receipt Point(s) described in Exhibit "B" attached hereto and shall be at pressures sufficient to enter, but not to exceed, the maximum allowable pressure for BUYER's gathering system at the Receipt Point(s). SELLER shall provide equipment required to protect BUYER's systems from receiving Gas at pressures that exceed the maximum allowable pressures. BUYER will provide SELLER the maximum allowable pressure for specific Receipt Point(s).

6.2 **Administration Fee.** In the event that the total metered volume from any one (1) Receipt Point falls below an average of ten (10) MCF per day for any Month ("Minimum Volume"), beginning six (6) months after effective date, BUYER shall charge SELLER an administration fee of three hundred dollars ($300.00) for the account of SELLER for that Month. In the event i) the volume received at a Receipt Point is less than the Minimum Volume, ii) SELLER anticipates the volume to continue to average less than the Minimum Volume on a go forward basis, and iii) SELLER desires to cease producing the Well(s) upstream of such Receipt Point so not to be charged the administration fee, SELLER shall have the right, but not the obligation, to request in writing that BUYER i) remove its meter and cease taking Gas from such Receipt Point, and ii) cease charging the administration fee. A request by SELLER to remove the measurement equipment and cease taking Gas from a Receipt Point shall not constitute a release from this Agreement of Gas from any Dedicated

Wells upstream of such Receipt Point.

6.3 **Rebuild and Alterations.** BUYER reserves the right, in its sole discretion, to alter, repair, maintain, expand or rebuild, without approval of SELLER, any portion of BUYER's facilities. SELLER shall make no alterations, additions or repairs to or on the facilities of BUYER. SELLER agrees not to connect or cause the connection of any third-party well to BUYER's facilities for any purpose without the express written consent of BUYER, such consent to be in BUYER's sole discretion. If this condition is breached by SELLER, BUYER shall have the right and option, notwithstanding any other provision of this Agreement, to terminate this Agreement immediately and without further obligation to SELLER.

VII. UNIFORM DELIVERIES

7.1 **Uniform Deliveries.** SELLER shall deliver all available Gas in such uniform hourly flows as is commercially practicable. In the event SELLER anticipates a material increase or decrease in the flow of Gas at any Receipt Point, SELLER shall provide BUYER with reasonable advance notice of change.

VIII. PAYMENT, EXAMINATION OF RECORDS, INDEMNIFICATION, SUSPENSION, DEDUCTIONS AND SEVERANCE TAXES

8.1 **Payment.** BUYER shall, on the later of (i) the last day of the month or (ii) within ten (10) days of BUYER's receipt of any necessary allocation statements, pay SELLER at the price specified in Exhibit "A" for the Gas delivered hereunder during the preceding month.

8.2 **Final Payment.** All payments under this Agreement will be final unless questioned by either Party within two (2) years of the due date of a payment, and during this two (2) year period either Party may conduct an audit in accordance with Section 8.3 immediately below. However, any amounts owed for severance taxes and third party liabilities and related interest are not affected by this section.

8.3 **Examination of Records**. Either Party shall have the right, at any and all reasonable times during normal business hours, to examine the books and records of the other Party, to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement, and both Parties shall keep all such records for at least twenty-four (24) months after the Receipt of Gas to which such records are applicable. Such books and records shall be conclusively presumed to be correct, except as to claims or corrections by the Parties made by written notice to the other within such twenty-four (24) month period.

8.4 **Indemnification**.

8.4.1 SELLER RELEASES AND AGREES TO DEFEND, INDEMNIFY, AND SAVE BUYER, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF INVESTIGATION AND DEFENSE)

RELATING TO (a) SELLER'S TITLE TO GAS AND GAS PROCESSING RIGHTS, (b) PAYMENTS FOR WORKING, MINERAL, ROYALTY AND OVERRIDING ROYALTY AND OTHER INTERESTS, AND (c) SALES, SEVERANCE, AND SIMILAR TAXES, THAT ARE THE RESPONSIBILITY OF SELLER. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT BUYER PAYS ANY TAXES, PENALTIES, OR INTEREST ON SELLER'S BEHALF, SUCH AMOUNTS SHALL BE SEPARATELY INVOICED BY BUYER, AND BUYER WILL INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER FROM ANY CLAIMS, DEMANDS, AUDITS, ASSESSMENTS OR LAWSUITS FOR ALLEGED UNDERPAYMENT OF TAXES OR REPORTING ERRORS, INCLUDING ANY INTEREST AND PENALTIES, ARISING SOLELY FROM OR IN CONNECTION WITH BUYER'S CALCULATION AND REMITTANCE OF SUCH TAXES.

8.4.2 <u>Responsibility for Injury or Damage</u>. As between the Parties, SELLER will be in control and possession of the gas deliverable hereunder and responsible for any injury or damage relating to handling or delivery of gas until the gas has been delivered to BUYER at the Receipt Point(s); after delivery, BUYER will be deemed to be in exclusive control and possession and responsible for any injury or damage relating to handling, gathering, Processing or disposition of gas. THE PARTY HAVING RESPONSIBILITY UNDER THE PRECEDING SENTENCE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF INVESTIGATION AND DEFENSE) ARISING FROM ACTUAL AND ALLEGED LOSS OF GAS, PERSONAL INJURY, DEATH, AND DAMAGE FOR WHICH THE PARTY IS RESPONSIBLE UNDER THIS SECTION; PROVIDED THAT NEITHER PARTY WILL BE INDEMNIFIED FOR ITS OWN NEGLIGENCE OR THAT OF ITS AGENTS, SERVANTS, OR EMPLOYEES.

8.5 **<u>Reimbursement of State Severance Taxes</u>**. The price set forth on Exhibit "A" for Gas purchased by BUYER hereunder shall be inclusive of reimbursement to SELLER for production and severance taxes borne by SELLER. Except as otherwise provided above, no additional payment from BUYER to SELLER hereunder, other than the price specified on Exhibit "A", shall be required to compensate SELLER for such tax reimbursement.

IX. WARRANTY, TITLE, AND EASEMENTS

9.1 **<u>Warranty of Title.</u>** SELLER warrants that it has the title to the Gas dedicated hereunder delivered at the Receipt Point, and said Gas is free from all liens and adverse claims of all kinds, including the right and authority to sell and to process for the recovery of Plant Products. SELLER shall hold BUYER harmless against adverse claims related thereto.

9.2 **Title.** Title to Gas delivered by SELLER shall pass to BUYER at the Receipt Point(s) shown on Exhibit "B".

X. INTERRUPTION, AND FORCE MAJEURE

10.1 **Interruption**. It is understood and agreed that either party hereto may, without liability to the other party, interrupt the operations of its facilities for the purpose of making necessary alterations, maintenance, or repairs thereto, but that such interruption shall be for only such time as may be commercially reasonable to perform such operations. Delivery and/or receipt of Gas pursuant to this Agreement may be suspended for such period of interruption. Each Party will endeavor to provide the other Party prompt notice of scheduled maintenance, construction, and other material operational events (other than weather) that will affect Producer's Nominations, including but not limited to Facility outages and operational changes.

10.2 **Force Majeure**. If SELLER or BUYER is rendered unable, wholly or in part, by reason of force majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), then upon said Party's giving prompt written notice of such force majeure to the other Party, the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall be remedied with all commercially reasonable dispatch. The term "force majeure," as used herein, shall include acts of God; acts of federal, state, or local government or any agencies thereof; compliance with rules, regulations, permits or orders of any governmental authority or any office, department, agency, or instrumentality thereof; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, blockages, insurrections, riots, and epidemics; landslides, lightning, earthquakes, fires, storms, floods, and washouts; arrests and restraint of people; civil disturbances; explosions, leakage, breakage, or accident to equipment or pipes; freezing of wells or pipes; weather-related shutdowns; inability to secure at reasonable cost rights-of-way; inability to timely obtain at reasonable cost equipment, materials or supplies for constructing or maintaining facilities; and any other causes, whether of the kind herein enumerated or otherwise, not within the reasonable control of the Party claiming suspension, which, by the exercise of due diligence, such Party shall not have been able to avoid. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty. The requirement that any force majeure shall be remedied with all commercially reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party, when such is deemed inadvisable by the Party involved.

XI. ROYALTY AND TAXES

11.1 **Royalty.** SELLER shall account for and pay all royalties, overrides, and other sums due by SELLER to the owners of the mineral, royalty, and other interests in the Gas, and SELLER shall indemnify and save BUYER harmless against all loss, damage, and expense of every character on account of adverse claims that may be asserted by such owners of the mineral, royalty, and other interests in the Gas with respect to all such Gas, Residue Gas, and Plant

Products or royalties, taxes, payments, or other charges due thereon. Should BUYER be obligated by law or regulation to make payment for any royalties or overrides due to be paid by SELLER, BUYER shall deduct such payments from any amounts due by BUYER to SELLER, upon prior written notice to SELLER. BUYER shall provide SELLER with a written itemization of any such amounts recouped from the proceeds payable to SELLER. Should such payments be in excess of amounts due by BUYER to SELLER, SELLER shall promptly reimburse BUYER for the amount of royalties or overrides so paid within ten (10) days of receipt of such statement.

11.2 **Taxes.** SELLER shall pay any sales, transaction, occupation, service, production, severance, or excise taxes, assessments, or fees levied, assessed, or fixed, whether by the United States, the state, or other governmental agency, in respect of or applicable to the Gas delivered hereunder. Any taxes and statutory charges levied or assessed against SELLER's properties, facilities, or operations shall be borne by SELLER. BUYER shall bear all taxes levied against its properties or facilities. Should BUYER be obligated by law or regulation to make payment for any taxes due to be paid by SELLER, BUYER shall deduct such payments from any amounts due by BUYER to SELLER, upon prior written notice to SELLER. BUYER shall provide SELLER with a written itemization of any such amounts recouped from the proceeds payable to SELLER.

XII. MEASUREMENT OF GAS VOLUME AND TESTING

12.1 **Calibration.** Buyer will verify the accuracy of Buyer's measuring equipment, and Seller or its lease operator will verify the accuracy of any check measuring equipment based on the following schedule:

MMCFD	Calibration Frequency
Greater than 2.5	Monthly
>1.0 but <2.5	Quarterly
<1.0	Semi-Annual

BUYER agrees to give SELLER reasonable notice of such tests of the measuring equipment so that, if SELLER desires, it may have its representative present. In the event the meters are found to be inaccurate, such meters will be adjusted to register accurately.

12.2 **Accuracy.** Each Party shall have the right to challenge the accuracy of any related equipment and, when challenged, the equipment shall be tested, calibrated and repaired by BUYER; the cost of any such special test shall be borne by BUYER if the percentage of inaccuracy is found to be more than two percent (2%), but if the percentage of inaccuracy is found to be two percent (2%) or less, the cost of such special test shall be borne by SELLER. If, upon any test, the percentage of inaccuracy of the measuring equipment is found to be in excess of two percent (2%), registrations thereof and any payment based upon such registration shall be corrected for a period extending back to the time (not to exceed one (1) year) when such inaccuracy began, if such time is ascertainable, and if not ascertainable, then back one-half (½) of the time elapsed since the last date of calibration not exceeding, however, ninety (90) days.

12.3 **Repairs.** If, for any reason, the meters are out of service or out of repair so that the amount of Gas delivered cannot be ascertained or computed from the reading thereof, the Gas delivered during the period such meters are out of service or out of repair shall be estimated and agreed upon by the Parties hereto upon the basis of the data available using the first of the following methods that is feasible:

12.3.1 By using the registration of any check meter or meters if installed and accurately registering, or in the absence of (12.3.1) then;

12.3.2 By correcting the error if the percentage of error is ascertainable by calibration, special test, or mathematical calculation, or in the absence of both (12.3.1) and (12.3.2) then;

12.3.3 By estimating the quantity of Gas delivered based on the registration of any meter or meters if installed and accurately registering, or in the absence of (12.3.1), (12.3.2), and (12.3.3) then;

12.3.4 By estimating the quantity of Gas delivered or redelivered based on deliveries or redeliveries during preceding periods under similar conditions when the meter was registering accurately.

12.4 **Records.** The records from the measuring equipment shall remain the property of the Party owning such equipment and shall be kept by such Party on file for a period of not less than two (2) years. At any time within such period, such Party shall, upon request to the other Party, submit to such Party records from the measuring equipment, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) days from receipt thereof.

12.5 **Measurement Standards.** The measuring station or stations provided for hereunder shall be so equipped with meters, recording gauges, or other types of meter or meters of standard make and design used in the industry and according to applicable AGA or API standards, so as to accomplish the measurement of Gas delivered and redelivered hereunder. Gas measured hereunder will have its volume, mass, gravity, composition or energy content determined and computed in accordance with applicable AGA standards in effect at the date of installation of the measurement equipment and shall comply with applicable state and federal regulation. At BUYER's option, BUYER may update the measurement equipment and/or the determination of volume, mass, gravity, composition or energy content in accordance with subsequent revisions, supplements, and appendices to said AGA standards.

12.6 **Pulsation.** The Parties shall design, install, operate and maintain their respective equipment in such a manner that pulsation-induced measurement error is minimized. Pulsation-induced error shall not exceed one quarter of one percent (0.25%) of square root error (SRE). Either Party has the right to request a test of the orifice meter facility. If SRE is found to exceed the limit stated above, the Party responsible for the creation of the SRE must have a plan for the elimination of the SRE within thirty (30) days and equipment installed or modified to correct SRE in a reasonable amount of time, not to exceed six (6) months. Pulsation errors determined by the use of a square root error indicator manufactured under a license for the Southern Gas Association are to be used only for the purpose of determining SRE and are not to be used for adjusting measured volumes.

12.7 **Boyle's Law.** The measurement hereunder shall be corrected for deviation from Boyle's Law at the pressures and temperatures under which Gas is delivered hereunder.

12.8 **Temperature.** The temperature of the Gas shall be determined to the nearest one degree Fahrenheit (1°F) at the points of measurement by the continuous use of recording thermometers of standard manufacture acceptable to the Parties, to be installed in accordance with the recommendations contained in American Gas Association Measurement Committee Report Number 3, 7, or 9 as appropriate, and the arithmetical average of hourly temperatures of the Gas so determined each day shall be used in computing temperatures of the Gas during each day.

12.9 **Supercompressibility.** Unless otherwise allowed by state law, adjustment for the effect of supercompressibility shall be determined by test or by mutual consent of the Parties hereto according to the provisions contained in American Gas Association Measurement Committee Report Number 3, 7, 8 or 9 as appropriate, for the average conditions of pressure, flowing temperature, and specific gravity at which the Gas was measured during the period under consideration and with the respective proportionate values for carbon dioxide and nitrogen fractional values and to obtain subsequent values of these Components as may be required from time to time.

12.10 **Check Measurement.** At the Receipt Point SELLER may install check measuring equipment at its own cost and expense; provided, such equipment shall be so installed as not to interfere with the operations of the BUYER. BUYER's meter shall be the meter used for all measurement purposes. BUYER and SELLER, in the presence of each other, shall have access to the other's measuring equipment at all reasonable times; but the reading, calibrating, and adjusting thereof, and the changing of charts, if any, shall be done only by the owner of the meter or its representative unless otherwise agreed. Each Party shall give notice sufficiently in advance, and the other Parties notified shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the other's measuring equipment; provided, however, failure of either Party so notified to witness such an operation after due notification shall not affect the validity of such operation in any way.

12.11 **Sampling.** BUYER shall obtain a sample at least semi-annually of Gas at the Receipt Point by using methods contained in GPA Standard 2166 / API 14.1, as revised, "Methods for Obtaining Natural Gas Samples for Analysis by Gas Chromatography." This sample may be obtained utilizing a spot sampler, continuous sampler, on-stream chromatograph or other instruments approved by BUYER. SELLER may request that additional samples be taken in order that SELLER may have its own sample tested independently. Any additional samples requested by SELLER shall be at SELLER's sole expense.

12.12 **Composition, Gross Heating Value, Specific Gravity.** The composition of the Gas shall be determined from the sample of the Gas by using GPA Standard 2261, as revised, "Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography," with the exception of sulfur compounds. The gallons per MCF and the Gross Heating Value of the Gas shall be determined by using technically correct methods contained in GPA Standard 2172, as revised, "Method for Calculation of Gross Heating

Value, Specific Gravity, and Compressibility of Natural Gas Mixtures from Compositional Analysis", and the Gross Heating Values from GPA Standard 2145, as revised from time to time, "Table of Physical Constants for the Paraffin Hydrocarbons and Other Components of Natural Gas." Each composition, Gross Heating Value and Specific Gravity determination shall be effective until the next determination. The Specific Gravity of the Gas shall be recorded to the nearest one-thousandth (0.001).

12.13 **Water Content.** Gas delivered at the Receipt Point shall be considered to be saturated with water at measurement temperature and pressure, unless Gas, contains, or has been dehydrated to a water content of seven (7) lbs/MMCF or less prior to the point of measurement. The water content shall be determined by BUYER using practices contained in GPA 181, GPA 2172, AGA Report No. 3 or other reasonable practices as determined appropriate by BUYER. Gas with seven (7) lbs/MMCF or less shall be considered dry, i.e. containing no water. If Gas does not exist in, or has not been dehydrated to, a "dry" state, Buyer may make a water vapor correction to such Gas in accordance with GPA 181-86, GPA 2172, AGA Report No. 3 or other reasonable practices as determined appropriate by Buyer.

12.14 **Assumed Atmospheric Pressure.** The atmospheric pressure shall be assumed to be the average atmospheric pressure for the elevation as used by BUYER in that particular geographic area regardless of the actual atmospheric pressure where Gas is measured.

12.15 **Sulfur.** The sulfur content shall be determined from tests taken at the Receipt Point by methods accepted in the industry, such as GPA Standard 2377, as revised, "Method of Test for Hydrogen Sulfide and Carbon Dioxide in Natural Gas Using Length of Stain Tubes." Other sulfur species can be determined by chromatographic analysis conditional on the Parties' acceptance of the type of analysis to be used and the condition of the sample.

12.16 **NGL Measurement**. The Natural Gas Liquids removed by Processing will be measured using measurement equipment and practices accepted in the industry and supported by AGA, API and/or GPA standards, as applicable.

XIII. NOTICES AND STATEMENTS

13.1 All notices, statements, payments and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been effectively given when delivered by facsimile or mailed by first class mail, addressed to the Parties as follows:

NOTICE TYPE	**BUYER**	**SELLER**
CONTRACTS	Eagle Rock Field Services, L. P. Attn: Panhandle Contract Administration 1415 Louisiana, Suite 2700 Houston, Texas 77007 Telephone: (281) 408-1200 Fax: (281) 408-1395	CORETERRA OPERATING, LLC. Attn: Barry Eddleman 2601 West Kentucky Pampa, Texas 79065 Telephone: (806) 688-9291 Fax: (806) 688-9296

SCHEDULING	Eagle Rock Field Services, L. P. Attn: Panhandle Contract Administration P.O. Box 2968 Houston, Texas 77252-2968 Telephone: (281) 408-1200 Fax: (281) 408-1395	CORETERRAOPERATING,LLC. Attn: Barry Eddleman 2601West Kentucky Pampa, Texas 79065 Telephone: (806) 688-9291 Fax: (806) 688-9296
ACCOUNTING	Eagle Rock Field Services, L. P. Attn: Panhandle Contract Administration P.O. Box 2968 Houston, Texas 77252-2968 Telephone: (281) 408-1200 Fax: (281) 408-1395	CORETERRAOPERATING,LLC. Attn: Barry Eddleman 2601West Kentucky Pampa, Texas 79065 Telephone: (806) 688-9291 Fax: (806) 688-9296
PAYMENTS	**By Check** Attn: Panhandle Contract Administration P.O. Box 2968 Houston, Texas 77252-2968 Telephone: (281) 408-1200	**By Check**
PAYMENTS	**By Wire** NA	**By Wire**

TAX ID: 20-3609438

Changes. Notices of change of address of any of the Parties shall be given in writing to the other in the manner aforesaid and shall be observed in the giving of all future notices, statements, or other communications required or permitted to be given hereunder.

XIV. DEFAULT

14.1 If either Party shall fail to perform any of the covenants and obligations imposed upon it under and by virtue of this Agreement (except where such failure shall be excused under any of the provisions of this Agreement), then in such event the other Party may, at its option, terminate this Agreement by proceeding as follows:

14.1.1 The Party not in default shall give notice stating specifically the cause for terminating this Agreement and declaring it to be the intention of the Party giving the notice to terminate same.

14.1.2 The Party in default shall have thirty (30) days after the service of the aforesaid

notice in which to remedy or remove cause or causes stated in the notice for terminating this Agreement, and, if within said period of thirty (30) days, the Party in default does so remove or remedy said cause or causes and fully indemnifies and/or reimburses the Party not in default for any and all damages, losses, and consequences of such breach, then such notice shall be withdrawn and this Agreement shall continue in full force and effect.

14.1.3 In case the Party in default does not so remedy and remove the cause or causes or does not indemnify and/or reimburse the Party giving the notice for any and all damages, losses, and consequences of such breach within said period of thirty (30) days, then this Agreement shall, at the expiration of said thirty (30) day period, terminate, except as to all accrued obligations not yet discharged; provided, however, that if such default be remedied but no indemnification therefore has been made due to a bona fide dispute between the Parties as to the amount thereof, then this Agreement shall not terminate, but the Party not in default shall have the right to seek indemnification in any manner provided by law or by this Agreement.

Any cancellation of this Agreement, pursuant to the provisions of this Article, shall be without prejudice to the right of the Party not in default to collect any amounts due for breach of this Agreement; provided, however, the provisions herein for termination of this Agreement shall not apply if the failure of BUYER involves failure to pay any sum or amount due hereunder, and BUYER's refusal to pay is subject to a bona fide dispute, and BUYER pays all amounts not in dispute; provided further, however, that any termination of this Agreement for breach shall be carried out by the Party not in default exclusively in accordance with the provisions set out in this Article.

14.2 No waiver of any default under this Agreement shall constitute a waiver of any other default, whether of like or different character.

XV. DEFINITIONS

15.1 For the purpose of this Agreement, unless the context clearly indicates otherwise, the following definitions shall be applicable:

15.1.1 **BTU** shall mean British Thermal Unit and is equal to 1055.05585262 Joule.

15.1.2 **Business Day** shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays starting at eight o'clock a.m. Central Standard Time.

15.1.3 **Condensate** shall mean the liquid hydrocarbons that are recovered from the Gas in typical oil and gas separators or pipeline drips, compressor discharge or suction scrubbers, usually from changes in ambient or ground temperature and/or pressure, but not from Processing.

15.1.4 **Cubic Foot of Gas** for the purpose of measurement of the Gas delivered hereunder shall mean the amount of Gas necessary to fill one cubic foot of space at a base pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute and at a base temperature of sixty degrees Fahrenheit (60°F) ("Base Conditions") and shall be the volume unit of measurement.

15.1.5 **Day or day** shall mean a twenty-four (24) consecutive hour period. For

measurement purposes described herein it will begin with the hour that is the then beginning hour that is the standard practice of BUYER.

15.1.6 **Dehydration** shall mean the dehydration process that removes water and water vapor from the Gas or Natural Gas Liquids such as with the use of glycol, methanol, molecular sieves, etc.

15.1.7 **FL&U** shall mean the sum of the MMBTUs of field fuel and the MMBTUs of lost and unaccounted gas, but not including other fuel retained for services such as compression and dehydration.

15.1.8 **Gas or gas** shall mean natural gas as produced from wells in its natural state.

15.1.9 **GPM** shall mean gallons per MCF.

15.1.10 **Gross Heating Value of the Gas** shall mean the BTU content of one Cubic Foot of Gas at defined conditions, which is the number of BTU's produced by the complete combustion of such Cubic Foot of Gas, at constant pressure with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperatures of the Gas and air, and when water formed by such combustion is condensed to a liquid state at the initial temperature of the Gas, adjusted from ideal to real conditions and further adjusted for the water vapor content per Article 12.13.

15.1.11 **Gross Heating Value of the NGLs** shall mean the BTU per gallon, fuel as ideal gas, as described in the current GPA Standard 2145 with the exception of hexanes plus, which shall be that recommended in the current GPA Standard 2261, i.e. 60% hexane, 30% n-heptane and 10% n-octane.

15.1.12 **Lands and Lease(s)** shall mean the contractual right to the title of and to the minerals, including oil and gas, from geological formations on and below the properties described in Exhibit "B" attached hereto and made a part hereof and as amended from time to time, including certain surface rights as necessary to explore, develop, drill and produce said minerals from such properties or lands.

15.1.13 **MCF** shall mean one thousand (1,000) Cubic Foot of Gas.

15.1.14 **MMBTU** shall mean one million (1,000,000) British Thermal Units.

15.1.15 **MMCF** shall mean one million (1,000,000) Cubic Feet of Gas, and **MMCFD** shall mean a rate of one million (1,000,000) Cubic Feet of Gas per Day.

15.1.16 **Month** shall mean that period of time beginning on the first Day of a calendar Month and ending on the first Day of the following calendar Month, except that the first Month shall commence on the Day of initial receipt of Gas hereunder and shall end on the first Day of the following calendar Month.

15.1.17 **Natural Gas Liquids or NGLs** shall mean those liquid hydrocarbons extracted from the Gas from Processing. The components ("Components") of the NGLs are identified as ethane, propane, iso-butane, normal butane, natural gasolines and incidental methane and other miscellaneous liquids that become associated with the NGLs.

15.1.18 **Psig** shall mean pounds per square inch gauge.

15.1.19 **Psia** shall mean pounds per square inch absolute.

15.1.20 **Plant(s)** shall mean Gas Processing facilities where Natural Gas Liquids and other Plant Products are separated from the Gas as a result of Processing.

15.1.21 **Plant Products** shall mean the Natural Gas Liquids and helium, if any, as extracted from Processing.

15.1.22 **Processing** shall mean the extraction of Natural Gas Liquids from the Gas

through equipment specifically intended to extract Natural Gas Liquids and/or Plant Products from the Gas such as mechanical separation, stripping, extraction, turboexpander (cryogenic), refrigeration, refrigerated lean oil absorption, ambient oil absorption, joule thompson or similar processes.

15.1.23 **Receipt Point(s)** shall mean the inlet flange of BUYER's pipeline facilities installed to take deliveries of Gas from SELLER as further described in Exhibit "B".

15.1.24 **Treating** shall mean the treating process by which contaminates are removed from the Gas or Natural Gas Liquids. These contaminates can be, but not limited to, hydrogen sulfide, sulfur compounds, carbon dioxide and mercury.

15.1.25 **Wells** shall mean the well or wells productive of Gas from all geological formations which is completed on the Lands and Leases described in Exhibit "B" attached hereto and in which SELLER has an interest, or owns or controls the right to dispose of Gas produced therefrom.

15.1.24 **Year** shall mean any period of twelve (12) consecutive calendar Months.

XVI. MISCELLANEOUS

16.1 **Changes.** All modifications, ratifications, amendments or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement shall be in writing, executed by both BUYER and SELLER, and attached hereto.

16.2 **Regulation.** This Agreement shall be subject to all valid rules, regulations, interpretations, and orders of any duly constituted federal or state regulatory body having jurisdiction hereof. This Agreement and the respective rights and obligations of the Parties hereto are subject to all existing and future laws, statutes, rules, regulations, orders or directives promulgated by any duly constituted state or federal governmental authority, regulatory body or commission having jurisdiction or control over the Parties, their respective facilities or services contemplated herein. If any provision of this Agreement is held to be illegal, invalid, unenforceable or have a material and substantial negative impact on the rights, duties or obligations of either Party, then the Parties shall meet in good faith to determine if such negative impact can be eliminated or mitigated. If such negative impact cannot be eliminated or mitigated to the satisfaction of either Party, then either Party shall have the right to terminate this Agreement.

16.3 **Assignment.** Neither Party may assign all or any part of its rights under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. No claim or demand by either Party against the other Party under this Agreement shall be assigned or transferred without the prior written consent of the Party against whom the claim or demand is made, which consent shall not be unreasonably withheld.

16.4 **Entire Agreement.** This Agreement contains the entire agreement between the Parties hereto and there are no oral promises, agreements, or warranties affecting same.

16.5 **Headings.** The topical headings and index used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning whatsoever, or as indicating that all of the provisions of this Agreement relating to any particular topic are

to be found in any particular section.

16.6 **Interpretations.** The Parties hereto agree and confirm that, in the consideration and interpretation of this Agreement, same shall be construed under the laws of the State of Texas, excluding any conflicts of law, rule, principle, or law which might refer to the laws of another state. This Agreement was prepared by both Parties hereto and not by any Party to the exclusion of the other Party.

16.7 **Relationship of Parties.** It is not the intention of the Parties hereto to create, nor is there created hereby, a partnership, joint venture, or association, or any other character of business entity.

16.8 **Confidentiality.** All terms and provisions of this Agreement are confidential, and the Parties shall use all reasonable efforts to prevent disclosure of the terms and provisions of this Agreement to any third party; provided, however, a Party is permitted to disclose the terms and conditions of this Agreement to its officers, directors, employees, agents, consultants, affiliates, and independent public accountants, and as may be necessary to comply with any legal obligations or court order. In addition, SELLER may disclose this Agreement to any bona fide potential purchaser of SELLER'S interest in its gathering system, and BUYER may disclose this Agreement to any bona fide potential purchaser of BUYER'S interest in its gathering system or related facilities, provided that in either case, such potential purchaser agrees in writing to be bound by the confidentiality provisions of this Agreement.

16.9 **Alternative Dispute Resolution.** The Parties agree that all claims, controversies and disputes arising out of or relating to this Agreement, or to the breach, termination, interpretation or validity thereof ("Disputes"), shall be handled as follows:

16.9.1 The Party initiating the Dispute shall first give notice of the Dispute to the other Party. Executives (of each Party) having authority to settle the Dispute shall then meet, negotiate and endeavor in good faith to resolve the Dispute. If such executives fail to meet or are unable to resolve the Dispute within thirty (30) days after the notice from the Party initiating the Dispute, the Parties shall endeavor in good faith to settle the dispute by mediation under the Mediation Procedure of the CPR Institute for Dispute Resolution ("CPR") in effect on the date of this Agreement.

16.9.2 The Parties have agreed that CPR shall select a mediator in any such Dispute, and such person will agree to serve in that capacity and to be available on reasonable notice. If the foregoing selected individual becomes unwilling or unable to serve, CPR shall appoint another mediator. If neither of these two selected individuals is able or willing to serve, the Parties will agree on a substitute with the assistance of CPR. Unless otherwise agreed in writing, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. Each Party agrees to bear fifty percent *(50%)* of the mediation costs, including the fees and expenses of the mediator; provided, however, each Party shall bear and pay all fees and expenses of its own attorneys, accountants, experts and witnesses.

16.9.3 If the Dispute has not been resolved by mediation within 60 days after the mediator has commenced such mediation, such Dispute shall be settled by "binding" arbitration .Within thirty (30) days after the expiration of such sixty (60) day period, the Party initiating the Dispute shall provide written notice of arbitration to the other Party containing a precise and complete statement of the Dispute. Within thirty (30) days of receipt of the notice initiating arbitration, the receiving Party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding Party may have.

16.9.4 The arbitration may be conducted and decided by a single person that is mutually agreeable to the Parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute. If the Parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by panel of three (3) arbitrators. To select the three (3) arbitrators, each Party shall in its sole discretion, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman. In the event that the persons selected by the Parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the American Arbitration Association ("AAA") panel using the AAA rules. Once selected, no arbitrator shall have any *ex parte* communications with either Party. Any arbitrator(s) selected shall be neutral, independent and impartial in accord with the Code of Ethics for Arbitrators in Commercial Disputes, excluding Canon X.

16.9.5 The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s). The arbitrator(s), shall allow the Parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to thirty (30) interrogatories, (iii) up to thirty (30) requests for admissions, and producing for deposition and at the arbitration hearing, fact and expert witnesses identified by the Parties. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator(s). The arbitration shall be conducted under the rules of the AAA in effect on the date of this Agreement for dispute resolution rules for commercial disputes. The Parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.

16.10 **Arbitration Decision; Award; and Costs .**

16.10.1 The arbitrator(s) shall have the power to award interim relief, including preliminary injunctive relief, and to grant specific performance. The arbitrator(s) may award interest at the rate of 8% per annum, or at the highest rate allowed by Texas Law for pre-judgment and post judgment interest, whichever is lesser. Except as may be specifically limited elsewhere in this Agreement, the arbitrator's decision may be based on such factors and evidence as the arbitrator(s) deems fit, provided however that the resolution of the Dispute shall,

in all cases, be governed by Texas Law. The arbitrator(s) shall be required to render a written decision to the Parties no later than thirty (30) days after the completion of the hearing.

16.10.2 The decision of the arbitrator(s) shall be final, conclusive and binding. The award rendered by the arbitrator may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought. For ten (10) days following the rendering of the arbitrator's decision, each of the Parties shall have the right to make a written request to the arbitrator(s) for clarification of any aspect of the decision, or a correction of any manifest error. Except as the Parties may otherwise agree, the place of the arbitration will be Houston, Texas; provided, however, the arbitrators shall be authorized to move hearings (for document production purposes only) to the state wherein a non-party witness may reside. The arbitrator shall not be empowered to award damages in excess of compensatory damages, except to the extent such excess damages would be recoverable under the indemnity obligations in this Agreement of the Party liable therefor.

16.10.3 Prior to the entry of the award, if there is but one arbitrator, each Party shall pay for one half of the fees of the arbitrator and costs of administering the arbitration including any filing fees. If there are three arbitrators, each Party shall pay the fees of its respective Party-selected arbitrator and one-half (1/2) of the costs of the third arbitrator and one-half (1/2) of the costs of administering the arbitration.

16.11 **Damages**.

16.11.1 In no event shall either Party be liable to the other Party for consequential, incidental, special, punitive, indirect damages, lost profits, or other business interruption damages in connection with the performance or nonperformance of the Parties under this Agreement.

16.11.2 THE PARTIES CERTIFY THAT THEY ARE NOT "CONSUMERS" WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41 *ET SEQ*. OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED, ("DTPA"). THE PARTIES COVENANT, FOR THEMSELVES AND FOR AND ON BEHALF OF ANY SUCCESSOR OR ASSIGNEE, THAT, IF THE DTPA IS APPLICABLE TO THIS AGREEMENT, (1) THE PARTIES ARE "BUSINESS CONSUMERS" AS THAT TERM IS DEFINED IN THE DTPA, (2) OTHER THAN SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE, EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS, AND (3) **EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER PARTY FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY THE INDEMNIFYING PARTY OR ANY OF ITS SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILATES OR SUBSIDIARIES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.**

16.12 **Conflict of Interest.** Conflicts of interest relating to this Contract are strictly prohibited. Except as otherwise expressly provided herein, neither Buyer nor any director, employee or agent of Buyer shall give to or receive from any director, employee or agent of Seller any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Buyer nor any director, employee or agent of Buyer shall, without prior written notification thereof to Seller, enter into any business relationship with any director, employee, or agent of Seller or any Affiliate, unless such person is acting for and on behalf of Seller. Buyer shall promptly notify Seller of any violation of this Section. Any representatives authorized by Seller may audit any and all records of Buyer for the sole purpose of determining whether there has been compliance with this Conflicts of Interest Section. Buyer shall maintain true and correct records in connection with all matters relating to this Contract and retain such records for at least twenty-four months after termination of this Contract.

16.13 **Processing of Personal Data**. Seller and Buyer agree that it is not anticipated that any personal data will be processed by Buyer on behalf of Seller under or as a result of this Contract (other than as contained within the terms of the Contract). If Buyer begins to process personal data on behalf of Seller, Buyer will immediately notify Seller and the Parties will incorporate appropriate data protection provisions into this Contract.

IN WITNESS WHEREOF, the Parties have executed this Agreement in one or more copies or counterparts, each of which, when executed by BUYER and SELLER, shall constitute and be an original effective Agreement between BUYER and such SELLER.

"BUYER"
Eagle Rock Field Services, L.P.
By: Eagle Rock Pipeline GP, LLC,
its general partner

By: Chris Wren

Name: Chris Wren

Title: Vice President, Marketing & Commercial

Date: 4-6-11

"SELLER"
CoreTerra Operating, LLC.

By: Barry Ray Eddleman

Name: Barry Ray Eddleman

Title: Vice Pres., Operations and Engineering

Date: March 1, 2011

EXHIBIT "A"

<u>Price Payable to Seller for Gas That is Processed At Buyer's Facilities</u>

This Exhibit "A" is incorporated into that certain Gas Purchase Agreement dated March 1, 2011, by and between Eagle Rock Field Services, L.P., hereinafter referred to as "BUYER," and CoreTerra Operating, LLC., hereinafter referred to as "SELLER."

BASIS OF COMPENSATION shall be the sum of the following:

1. NGL Products Payment. BUYER shall pay to SELLER an amount equal to a percentage of Net NGL Proceeds as defined in the table below:

NGL Products Payment	
Average Total Receipt Point(s) Monthly Volume (MCFD)	Percent
0-99	80%
100+	85%

2. Residue Gas Payment. BUYER shall pay to SELLER an amount equal to a percentage of Net Residue Proceeds as defined in the table below:

Residue Gas Payment	
Average Total Receipt Point(s) Monthly Volume (MCFD)	Percent
0-99	80%
100+	85%

3. Treating Fee. BUYER shall charge SELLER a treating fee equal to thirty-five cents ($0.35) per MCF, if amount of Hydrogen Sulfide exceeds quality specification limits stated in Exhibit "C."

DEFINITIONS:

Fixed Recovery Factors shall be as follows:

Component	**Fixed Recovery Factor**
Ethane	50%
Propane	90%
Iso-Butanes	95%
Normal Butanes	95%
Pentanes and heavier	95%

Monthly Average NGL Sales Price shall mean the weighted average net price received by BUYER f.o.b. BUYER's Plant for the sale of each NGL Component.

NGL Shrinkage shall be determined by multiplying the Recovered NGLs by the MMBTU equivalent factors from GPA Publication 2145, as amended from time to time.

Residue Price shall mean the weighted average net price per MMBTU received by BUYER, f.o.b. BUYER's Plant for the sale of SELLER's Residue Gas.

Net Residue Proceeds shall be determined by multiplying SELLER's Residue Gas by the Residue Price.

SELLER's Residue Gas shall be the total MMBTU's received at the Receipt Point, less NGL Shrinkage, & FL&U.

FL&U shall be determined each Month by multiplying the total MMBTUs received at the Receipt Point by 15% for Gas that is Processed.

Theoretical NGLs shall be determined by multiplying the volume in MCF of SELLER's Gas delivered at the Receipt Point less FL&U, by the GPM of each NGL Component.

Recovered NGLs shall be determined by multiplying the Theoretical NGLs by the appropriate Fixed Recovery Factors.

Net NGL Proceeds shall be determined by multiplying the Recovered NGLs by the Monthly Average NGL Sales Price.

EXHIBIT "B"

Description of Lands and Leases, Wells and Receipt Point(s)

This Exhibit "B" is incorporated into that certain Gas Purchase Agreement dated March 1, 2011, by and between Eagle Rock Field Services, L. P., hereinafter referred to as "BUYER," and CoreTerra Operating, LLC., hereinafter referred to as "SELLER."

SELLER dedicates to this Gas Purchase Agreement, as amended from time to time, all interests owned or controlled by SELLER as of the Effective Date in all Gas produced from any geological formations under the acreage described below as well as any other owned or controlled interests acquired by SELLER from and after the Effective Date within the area of mutual interest.

Lease Name	Meter #	Lease Description	Section	Block	Survey	County	State
MEERS "C"	77106	E/2 NEW/4 and SW/2 NW/4	106	3	I&GN	GRAY	TX
BONEY, T.J. NCT-3	525066	NE/4	110	4	I&GN	CARSON	TX
ENSERCH	525212	South 200 acres of North 400 acres	21	4	I&GN	CARSON	TX
MAGIC	525213	SE/4 or SW/4	100	4	I&GN	CARSON	TX
WAB/DARELENE	525194	W/2 or SW/4	100	4	I&GN	CARSON	TX

EXHIBIT "C"

Quality Specifications

This Exhibit "C" is incorporated into that certain Gas Purchase Agreement dated March 1, 2011, by and between Eagle Rock Field Services, L. P., hereinafter referred to as "BUYER," and CoreTerra Operating, LLC., hereinafter referred to as "SELLER."

Quality Specifications. Gas from each Receipt Point shall meet the following quality specifications:

Hydrogen Sulfide. The Gas shall not contain more than four parts per million (4 ppm) of hydrogen sulfide by volume as determined by a method generally acceptable for use in the gas industry and to the Parties hereto.

Total Sulfur. The Gas shall not contain more than one quarter (1/4) grain of total sulfur per one hundred (100) Cubic Foot of Gas as determined by a method generally acceptable for use in the gas industry and to the Parties hereto.

Temperature. The Gas shall not have a temperature of less than forty degrees Fahrenheit (40°F) nor more than one hundred-twenty degrees Fahrenheit (120°F).

Carbon Dioxide. The Gas shall not contain in excess of two percent (2%) by volume of carbon dioxide.

Nitrogen. The Gas shall not contain in excess of two percent (2%) by volume of nitrogen.

Oxygen. The Gas shall not contain in excess of ten parts per million (10 ppm) by volume of oxygen.

Objectionable Liquids, Solids, Contaminants. The Gas shall be free of liquids and solids and other potentially harmful contaminants such as arsenic, mercury, selenium, radon, or antimony, Well treating chemicals, dust, gums, gum-forming constituents, or other objectionable liquid or solid matter.

Water. The Gas shall not contain free water and shall not contain in excess of seven (7) pounds of water vapor per one million (1,000,000) Cubic Foot.

Mercaptans. The Gas shall have a mercaptan content not in excess of one tenth of one part per million (0.1 ppm) by volume.

Hydrogen. The Gas shall contain no carbon monoxide, halogens, or unsaturated hydrocarbons, and no more than four hundred parts per million (400 ppm) of hydrogen.

Hydrocarbon Constituents. The Gas shall have not less than a ninety-five percent (95%) hydrocarbon constituency by volume and shall have a Heating Value of not less than one thousand (1,000) BTU per Cubic Foot.